Exhibit 1

Ethics and U CODE OF CONDUCT AND ETHICS

Dear Employees, At Cameco, we have built a strong reputation for maintaining the highest standards of ethical behaviour. This is what has helped the company grow into the global business it is today, and is essential as we carry out our vision of Energizing a Clean-Air World. As we continue to grow our business, we will face ethical choices. Cameco’s Code of Conduct and Ethics is your guide on how we uphold our value of integrity. Integrity is hard earned and easily lost, and it’s something we all have to work hard to protect. The code applies to all employees, officers and board directors of Cameco and its subsidiaries, setting a clear standard of what we expect you to follow in all of your work-related activities. Because not every situation is covered in the code, it is important that we follow the spirit of the document, not just the words. When in doubt, ask your manager or the contacts listed on the back page for guidance. If you know of, or suspect, any violations of this code, I expect you to bring your concerns to your supervisor or local HR representative. If you prefer, you can report concerns anonymously through the Ethics Hotline, either online or at the toll-free numbers listed in the code. You can expect the company to investigate the matter and protect you from any form of retaliation when you report a concern honestly and in good faith. Thank you for your continued dedication to Cameco and your commitment to making a difference by upholding the standards set forth in our code. Our dedication to integrity allows us to take pride in our work and in our reputation as a good corporate citizen. TIM GITZEL PRESIDENT AND CHIEF EXECUTIVE OFFICER CAMECO CORPORATION “Our dedication to integrity allows us to take pride in our work and in our reputation as a good corporate citizen.”

TABLE O F C O N T E N T S OUR RESPONSIBILITIES 2 • We use this code to guide us in how to properly conduct ourselves and act ethically in connection with our work at Cameco 2 • Our chief corporate officer and our corporate secretary maintain this code 2 OUR CONDUCT UNDER THE LAW 4 • We obey all applicable laws, rules and regulations 4 • We do not take part in insider trading 4 • We lobby governments only according to their rules 6 • We obey all import and export regulations 6 • We do not make loans or guarantees to board directors or officers of Cameco 7 OUR CONDUCT WITHIN CAMECO 8 • We avoid actual, potential or perceived conflicts of interest 8 • We declare whether we have any conflicts of interest 10 • We protect confidential information about the company, employees, contractors, customers, partners, clients and suppliers 12 • We report all privacy breaches to the privacy officer 12 • We protect and respect intellectual property 13 • We maintain our business records according to the law and our own retention policies 14 • We do not take unfair advantage of opportunities through our jobs 14 • We take action to identify and prevent fraud 15 • We protect and properly use Cameco’s property 15 • We use our computer systems, email and Internet appropriately 16 • Safety is our top priority 16 • We obey all human rights laws and treat everyone with respect and dignity 18 OUR CONDUCT WITHIN THE COMMUNITY 20 • We do our work in a socially responsible manner 20 • We engage people in the communities where we are located 20 • We support worthwhile community causes 21 • We protect the environment 22 • We follow our company guidelines when supporting or participating in political activities 22 OUR CONDUCT WITH OUR SHAREHOLDERS AND THE PUBLIC 24 • We continuously disclose important information to the public openly and honestly 24 • We only share information publicly through our authorized spokespersons or with permission from the chief corporate officer 24 • We keep full and accurate financial reports and administrative records 25 • We report concerns regarding accounting practices 26 OUR CONDUCT WITH CUSTOMERS, PARTNERS, CONTRACTORS, SUPPLIERS AND COMPETITORS 28 • We act fairly, honestly and respectfully with everyone 28 • We only give and accept modest gifts and invitations in the spirit of business courtesy and relationship management 28 • We follow the competition laws of the countries where we operate 31 OUR ADMINISTRATION OF THIS CODE 32 • We commit to annually reviewing this code 32 • We understand there are consequences for violating this code or management documents 32 • We report violations of this code or management documents 32 • The conduct and ethics committee keeps a log of reports and complaints 34 • Waivers of this code require approval before they can proceed 34 OUR MANAGEMENT DOCUMENTS REFERENCED IN THIS CODE 35 CONTACT INFORMATION 36

We each must follow this Code of Conduct and Ethics. “We” means employees, officers and board directors of Cameco and its subsidiaries. This code is important. There are serious consequences if you don’t follow the code. Our Responsibilities We use this code to guide us in how to properly conduct ourselves and act ethically in connection with our work at Cameco We have this code to help us understand the kinds of activities that are right and we are encouraged to do, and the kinds of activities that are wrong and not allowed. Don’t assume questionable activities are OK just because they haven’t been mentioned in this code. Ask yourself the following questions to decide if an activity is right or wrong. • Does it seem right? • Is it fair? • Is it legal? • Does it match up with Cameco’s Value Statements? • Would I want other people to know I did it? • Would I feel OK if I read about it in the newspaper? • Would other people at Cameco feel OK if they read about it in the newspaper? Ask your supervisor or manager for advice if you’re still in doubt about a questionable activity after asking yourself these questions. Our chief corporate officer and our corporate secretary maintain this code The chief corporate officer and the corporate secretary are responsible for putting the code into practice throughout the company and keeping it up-to-date.

They report to our board of directors’ nominating, corporate governance and risk committee on matters related to board directors. They report to our board’s audit and finance committee on matters related to employees. The audit and finance committee recommends any changes to the code to Cameco’s board of directors. The board must approve them before they can be made and put into practice. You contribute to the ethical culture of Cameco when you report violations of this code. You’re protected from any form of retaliation when you report your concerns honestly. If you know of, or suspect, any violations of this code, you should first consider speaking to your supervisor or manager. You may also report any violation or ask any questions about the code by contacting your local or corporate human resources department, the internal audit department, the corporate legal department or any of the officers. We also have an Ethics Hotline that is available 24/7 and operated by an external company. You can report any violations of this code anonymously through the Ethics Hotline. You can reach the Ethics Hotline online, in English, French, German or Russian, at www.clearviewconnects.com or by phone toll free in Canada and the US at 1-866-590-4135 in Australia at 1-800-337-354 and by landline in Kazakhstan at 8-800-333-6613

Our Conduct under the Law We obey all applicable laws, rules and regulations We follow the applicable laws, rules and regulations in the countries where we work and do business. The fact that unethical business practices may be common in some countries doesn’t justify them. Breaking the law is never OK even if your intent is for the good of the company. Also, not knowing the law is no excuse for breaking it. Familiarize yourself with, and follow, all the laws, rules and regulations that apply to your job. Be alert to unethical practic and make sure you act ethically. Check with your supervisor or the corporate legal department you don’t know the laws, rules a regulations that apply to your job. Also check our Global Anti-Corruption Program for more information. We do not take part in insider trading Insider trading happens when someone uses confidential information to make a decision about buying or selling shares or other financial securities. Bribes and kickbacks are common examples of unethical business practices. It’s not ethical to offer money or any type of reward to a government official directly or indirectly in order to obtain or retain an improper advantage. If you take part in these kinds of practices or any other unethical business practices, you not only violate our Code of Conduct and Ethics but you also damage our reputation and put yourself, our company and our officers at risk of fines, charges and possibly jail. You’re guilty of insider trading if you use confidential information about Cameco or any other company to help you or someone else decide when to buy or sell Cameco’s or the other company’s shares or financial securities. This is against our rules and, in most cases, is against the law. Check our Securities Trading and Reporting Standard for more information. Check with the corporate secretary or chief financial officer if you’re unsure about the rules before you trade any of Cameco’s shares or financial securities.

Also, special rules apply to employees and board directors considered to be “reporting insiders” under securities laws. If you’re a reporting insider, you must get the corporate secretary’s approval before buying or selling Cameco’s shares or exercising stock options. The corporate secretary informs you if you’re a reporting insider. Question: I just found out about something happened in the company that makes me want to trade some of my Camec shares. Can I go ahead and trade m shares? Answer: You can’t buy or sell the shares unless the general public also has access to the same information that you just learned. The corporate secretary announces black-out periods so we know when we can’t buy or sell Cameco shares. Even if there is no black-out, you can’t buy or sell shares using important confidential information if the general public doesn’t also have access to the same information. If in doubt, check with the corporate secretary before you buy or sell shares. Senior Vice-President, Chief Legal Offic and Corporate Secretary, Sean Qu

We lobby governments only according to their rules Cameco lobbies governments to potentially influence the outcome of government policies and regulations that affect our business and industry. Governments set rules on lobbying and we need to make sure we know and follow them before contacting any government officials for the purposes of lobbying. You need permission from the corporate legal department and you need to clearly understand the rules before lobbying any government official. The corporate legal department maintains a list of everyone in the company who is lobbying and gives them the rules to follow. We obey all import and export regulations We only import and export uranium products and nuclear technologies according to applicable government regulations. We recognize uranium products and nuclear technologies have the potential to be misused and so we make sure we export only to people, organizations and countries who will use them for peaceful purposes. Government regulations require us to disclose how the uranium products and nuclear technology will be used before we’re allowed to export them. If you’re involved in importing or exporting, make sure you follow all regulatory requirements and have all the necessary licences and permits in place. Check our Nuclear Technology Export and Import Controls Compliance Program for more information regarding importing or exporting nuclear technology. If you plan to share any nuclear technology with someone outside of Cameco and are unsure of the rules, make sure you first discuss this with a member of the technical committee defined in the Nuclear Technology Export and Import Controls Compliance Program. Check with your supervisor or the corporate legal department if you need guidance on any aspect of import and export regulations. We do not make loans or guarantees to board directors or officers of Cameco As a company, we do not loan money, extend credit or guarantee personal financial obligations of board directors or officers of the company and their families. Question: I contact a government regulator frequently to provide required reports and to ask questions about regulations. Is this lobbying? Answer: No. Supplying requested information and asking questions is not lobbying. You would be lobbying, however, if you made a suggestion about how to amend a regulation. Always get permission from the corporate legal department before lobbying and make sure you understand the rules.

Our Conduct within Cameco We avoid actual, potential or perceived conflicts of interest A conflict of interest happens when our relationships, actions or interests outside of work interfere, might interfere, or even appear to interfere with our duties or Cameco’s business interests. Avoid conflicts of interest or the appearance of conflict. Don’t: • Take part in outside business transactions, or have a financial or personal interest that may interfere with your duties to Cameco. • Give or accept gifts or invitations from suppliers that could be perceived to be extravagant. • Hold shares in companies that are involved in the nuclear power fuel cycle if it is likely that you would be part of an acquisition project team or if you could have influence over key acquisition decisions. • Take part in outside work or business or be a member of a group or sit on a company’s board that is in competition with (or has opposing interests to) Cameco or interferes with your performance at Cameco. • Have a family member report to you, either directly or indirectly, through your reporting line. Take part in, or influence, any financial, administrative or human resources processes concerning your family members. • Give preferential treatment to relatives or friends or to organizations in which your relatives or friends have a financial or other interest. For employees in Canada, check our Conflicts of Interest Between Employed Family Members Procedure for more information about the rules involving family members at work.

Question: What are some examples of the kinds of business transactions or financial or personal interests that may put me in an actual or perceived conflict of interest situation? Answer: Generally, you have a conflict of interest when you put yourself in a situation where you may not be acting in Cameco’s best interests. For example, you may have a conflict if: • You award a contract to a private company in which you are a shareholder. • You or your family have a significant interest in a business that deals with Cameco. • You influenced a decision that Cameco made and you personally benefited from it. For example, using your influence on a decision that improves the value of property you own or have an interest in, such as shares in junior Question: uranium companies. Outside my Cameco work time, • You realized financial gains or I work for another company. savings from the purchase or sale Is this a conflict of interest? of stocks, bonds, shares or other assets using information which isn’t generally available to the public. Answer: It is a conflict of interest if: • The other company is a competitor of Cameco. • The other company has opposing interests to Cameco. • The other job interferes with your duties at Cameco.

We declare whether we have any conflicts of interest We each complete a declaration form when we start our jobs or board appointments at Cameco. On the form you declare whether you have any actual, potential or perceived conflicts of interest. The conduct and ethics committee reviews the completed forms. You also need to complete a new form if you are newly promoted into job band 10 or above, or move into supply chain management, human resources, internal audit, finance/ treasury/tax, business technology services, marketing, corporate development, legal or the executive offices. Anyone in these jobs also completes and submits a new form annually. The form will be provided to you automatically. If you’re an employee in Canada and have a conflict of interest concerning a family member you also need to complete another form where you state your plan for dealing with the conflict. This is explained in the declaration form. Check our Conflicts of Interest Between Employed Family Members Procedure for more information. All members of the pension investment committee, board directors or employees operating or administering our pension plans must disclose any kind of personal, financial or other interests that would conflict with their duties concerning the plan. Actual, potential or perceived conflicts must be declared as they would for any other type of conflict described in this code. Any of us having an actual, potential or perceived conflict must not take part in discussions and decision-making related to the conflict unless allowed by the applicable decision-makers. You have violated this code and are subject to discipline or even dismissal if you don’t disclose any conflicting interests you may have. Question: What happens if my conflict of interest is not acceptable to Cameco? Answer: Depending on the conflict, you may have to take one or more of the following actions: • Give back any benefit you received. • Get rid of the outside interest. • Put applicable assets in a frozen or blind trust. • Accept a transfer to a job where the conflict wouldn’t exist. • Exclude yourself from any human resources, administrative or financial processes concerning family members at Cameco. • Resign from your job or board appointment.

Question: What happens after I declare that I have (or might have) a conflict of interest? Answer: A committee reviews your conflict and decides whether it’s acceptable. If you’re a board director • The board’s nominating, corporate governance and risk committee reviews your conflict and recommends to the board whether it’s acceptable. The board makes the final decision. You don’t take part in the discussions or decision about your own conflict. If you’re an officer, senior vice-president or vice-president • The board’s audit and finance committee reviews and recommends to the board whether your conflict is acceptable. The board makes the final decision. If you’re in any other type of job • Management’s conduct and ethics committee reviews your conflict and decides what must be done to deal with the conflict. Once a decision is made about your declared conflict, you are notified in writing. Also, if you are an officer or board director, any transactions between you and Cameco (other than routine transactions arising in the ordinary course of business and consistent with past practice) must be approved by the board of directors on the recommendation of the audit and finance committee or the nominating, corporate governance and risk committee.

We protect confidential information about the company, employees, contractors, customers, partners, clients and suppliers As part of our work, we may learn confidential information about our company and people. We always maintain the confidentiality of this information except when we have permission to disclose it or are required to disclose it by law. Make sure you maintain confidentiality. Never: • Share any confidential information that you know about, due to working at Cameco, with anyone from outside of the company. • Make statements to the media in Cameco’s name without permission. • Allow an unauthorized person access to confidential information. • Share information from an employee’s personnel file. Employee files are available only to appropriate employees on a “need-to-know” basis and in compliance with applicable laws. • Use any confidential information you receive due to working at Cameco for your own personal benefit or the benefit of your friends or family members. As part of our work we may receive confidential information about other companies. Be aware that you might have obligations regarding this confidential information. For example, there may be a confidentiality agreement that restricts what we can do with the information we receive. Make sure you check with the corporate legal department about what information can be disclosed and to whom it can be disclosed inside and outside of Cameco. Cameco respects individuals’ rights to privacy and commits to administer the collection, use and disclosure of personal information including sensitive personal health information, in accordance with applicable laws and regulations and Cameco’s Privacy and Protection of Personal Information Program. You need to state on your declaration form, under this code, that you have read and will follow this program. We report all privacy breaches to the privacy officer If you suspect that your, or someone else’s, privacy has been breached, please contact Cameco’s privacy officer.

We protect and respect intellectual property Cameco’s intellectual property is a valuable asset and must be protected to accelerate innovation and grow our business. Intellectual property can include patents, trademarks, copyright, industrial designs, trade secrets and others such as “knowhow”, technical skills and knowledge. Cameco owns all intellectual property that may be developed in the course of your employment. For example, any idea, inventions, discoveries, improvements, processes, designs, software or any other materials you develop in connection with your work for Cameco belongs to Cameco. Cameco may also own intellectual property that is developed in collaboration with external parties. Cameco may also utilize third party intellectual property under licensing agreements. Question: How can I protect intellectual property in my possession or control, whether it belongs to Cameco or a third party? Answer: • Protect Cameco’s strategic and business innovations by informing management of their development and working with Cameco in obtaining intellectual property protection where applicable. • Only disclose Cameco’s intellectual property and proprietary information to a third party with prior approval and subject to the terms of any agreements with the third party. • Only use third party intellectual property after having secured the rights to its use. • Do not use Cameco’s intellectual property for your own personal benefit or the benefit of your friends or family members. • Sign required documentation relating to the assignment of intellectual property created as part of your employment with Cameco.

We maintain our business records according to the law and our own retention policies We never alter, distort or conceal any records, or destroy any records except in accordance with the law and our retention policies. We retain all relevant documents if there is a lawsuit, government investigation or other type of special investigation. Contact the corporate records management group or corporate legal department if you’re unsure about what documents to retain. We do not take unfair advantage of opportunities through our jobs We owe a duty to Cameco to put its interests ahead of our own when opportunities arise that we have discovered or created through our jobs at Cameco. You may not use company property, information, or any influence you have because of your job for your own personal gain or to compete with the company.

We take action to identify and prevent fraud Fraud happens when someone acts dishonestly to make money illegally or to get an unfair advantage. Examples include stealing, forgery, identity theft, misuse of assets, taking kickbacks and making false reports. We don’t tolerate any type or degree of fraud at Cameco. We are each responsible for identifying and preventing fraud. Report any suspected fraud to your supervisor or manager. If this creates a conflict for you, contact the internal audit department or you can report your suspicion anonymously through the Ethics Hotline. You’re protected from any form of punishment or retaliation when you honestly report suspected cases of fraud. Check our Anti-Fraud Program for more information. We protect and properly use Cameco’s property We protect our company’s property and use it efficiently because theft, carelessness and waste affect our profitability. Get permission from your supervisor or manager before using company property for anything other than official company business.

We use our computer systems, email and Internet appropriately Our computer systems, email and Internet are for business use. Some personal use is OK as long as it’s outside of business hours and does not interfere with company business. The information you view and share – whether for business or personal use – must be appropriate, respectful and according to our rules. Check our Information Security Program for more information. Safety is our top priority We are all accountable for safety. No job is so important that we can’t take the time to do it safely. We have safe and healthy workplaces and continually look for ways to improve. Check our Safety, Health, Environment and Quality Policy for the principles we follow on workplace safety and health. We expect others we work with, including consultants, agents, contractors and suppliers to respect and adhere to our health and safety requirements. Report any actual or potential safety or health risks you discover at work to your supervisor, manager or senior management. You can also report your concerns through the Ethics Hotline if you’re uncomfortable speaking to someone in the company directly or if you wish to report your concerns anonymously. Question: then determine if it is a case of fraud. You are protected from any form of What should I do if I think someone punishment when you report your might be acting fraudulently but I concern honestly. can’t prove it? Report the situation to your supervisor Answer: or manager, your local or corporate human resources department, You should report the situation even the internal audit department or if you can’t prove it. An investigation anonymously through the Ethics by the internal audit department will Hotline.

Question: I think one of the practices at my workplace is unsafe but my supervisor and manager disagree. I really think this is an accident waiting to happen but I’ve already reported it so should I just forget about it? Answer: No, you shouldn’t forget about could get hurt and we are all safety. You can report it to any groups: • your local workplace occupa safety committee; • divisional or corporate SHEQ • corporate SHEQ audit group; • ocal or corporate human r or • the corporate legal depar If this makes you uncomfortable then you can report your conc anonymously through the Ethics Hotline. There will be no retaliation for reporting your honest concerns, regardless of the outcome. Senior Vice-President and Chief Operating Officer, Brian Reilly

We obey all human rights laws and treat everyone with respect and dignity Our People Policy describes our commitment to people as Cameco’s most valuable resource. We each have the right to work in a place that encourages equal opportunity and doesn’t allow discrimination. This means we must all cooperate, understand and respect each other. We don’t allow any sort of harassment at Cameco. Harassment is a comment or conduct that is known (or should be known) to be unwelcome or offensive to a reasonable person. Check our Respectful Workplace Program for more information and what to do if you’re being harassed. We adhere to all employment and labour laws in the countries where we operate. Question: My supervisor keeps asking me out on a date. I’m not interested and have told him so several times. I’m worried my supervisor will get angry and that my job will be at stake if I file a complaint. What should I do? Answer: You should go ahead and take your complaint forward, in accordance with our Respectful Workplace Program, to your supervisor’s manager, your local or corporate human resources department, union representative (if applicable), site nurse, or other person of authority in the company. Retaliation against an employee who files a complaint is not allowed. Tell your local or corporate human resources department if your supervisor gets angry with you.

Our Conduct within the Community We do our work in a socially responsible manner We are leaders in corporate social responsibility. This is due to our commitment to a safe, healthy and rewarding workp a clean environment, supportive communities and outstanding financial performance. We measure our success by our performance in these four areas. Our decisions and actions are guided by our four values: safety and environment, integrity and excellence. By pursuing these values, we attract and retain top talent, earn the trust of our stakeholders, manage risks effectively and ensure the long-term competitiveness and sustainability of our operations, all for the purpose of adding shareholder value. Check Our Values for further information on how we live our values. Keep our four measures of success and values in mind as you perform your duties. Make sure you do what is right to help us achieve true success. e engage people in the ommunities where we are located We invite community members to take part in various activities that llow us to share non-confidential ormation regarding r projects in an open nd understandable ay, and to hear their oncerns and ideas about our business activities. Remember to listen respectfully to concerns and questions from community members whether it’s part of your job or whether it’s family, neighbours or friends who share their concerns with you. Answer their questions honestly. If you don’t know an answer then find out what it is and follow up with them.

We support worthwhile community causes We strive to support many worthwhile community causes by donating our human and financial resources. We each have the opportunity to make a di communities by volunteering for one of the many causes that Cameco supports. Consider volunteering to help out your local community or the larger world community.

We protect the environment We protect the environment by: • Preventing pollution. • Complying with environmental laws and other environmental requirements that apply to us. • Keeping environmental risks at levels as low as reasonably achievable, taking into account economic and societal factors. • Ensuring quality of environmental processes. • Continually looking for ways to improve how we protect the environment. Check our Safety, Health, Environment and Quality Policy for more information. We follow our company guidelines when supporting or participating in political activities It’s OK for you to make personal donations or participate in the political process on your own behalf. You can’t use company property for campaigning for a political party or candidate, including yourself, without the consent of your supervisor or manager. Any contributions from the company to political parties or candidates may be made only according to our guidelines. Check our Political Donations Standard for the guidelines to follow.

Report your concerns If you have any concerns about how we might be affecting the environment, report them to your supervisor or manager, your local environment department, the corporate SHEQ audit group, the corporate legal department or the officers. You can also report your concerns anonymously through the Ethics Hotline. You are protected from any form of retaliation when you report your concern honestly.

Our Conduct with our Shareholders and the Public We continuously disclose important information to the public openly and honestly We disclose information both in good times and in bad times. O disclosures are timely, complete accurate and balanced. They av any misrepresentation of our operations or finances, which is critical to our relationship with o investors. We keep information confidential until we, as a comp disclose it publicly. Disclosure includes information about our mineral reserves and resources, which is important to the valuation of our shares. We follow our Mineral Reserve and Resource Policy and use established procedures and applicable Canadian securities laws to estimate our reserves and resources. If you are involved in preparing disclosures, you must follow our disclosure and financial reporting controls and procedures, and securities laws and regulations. Check our Corporate Disclosure Policy, and related program and procedures for more information. Cameco is a publicly listed company. We owe it to our shareholders We only share information publicly through our authorized spokespersons or with permission from the chief corporate officer Don’t release any public disclosure documents until they’ve been reviewed by the disclosure committee. If you plan to give a presentation, speech, interview or written statement publicly on behalf of Cameco, or promote materials of interest to investors, first have them reviewed and authorized by the investor relations department. Only designated spokespersons have authority to speak publicly about Cameco, our activities and our securities. This includes social media channels like Facebook, Linkedin, Twitter and YouTube. You can tell people you work at Cameco and the general nature of your work but not specifics about projects. Make sure you let people know you are not a Cameco spokesperson and do not engage in specific discussions about Cameco, our activities or our securities. Always remember to be respectful and protect yourself and Cameco when using social media. Check our social media guidelines for more information. Refer all inquiries from shareholders, analysts and the media to one of our authorized spokespeople. Check with the vice-president, investor relations to find out who your spokesperson is or for more information about our Corporate Disclosure Policy and related program and procedures. We keep full and accurate financial reports and administrative records We keep proper records to meet our legal and financial obligations and to manage our business. If you have any responsibility for creating or keeping records, ensure they’re accurate and complete, and that you follow the corporate procedures Senior Vice-President and Chief Financial Officer, Grant Isaac relevant to your job. Never falsely record information about Cameco’s assets, or hide information about assets, liabilities, revenues or expenses. If you prepare a financial report for shareholders and the public, it must fairly present the information and follow international financial reporting standards, applicable laws and regulations. Inaccurate financial reports can bring stiff penalties under securities laws. Our executive officers, including the chief executive officer and chief financial officer, have to pay the company back for compensation they’ve received if we’ve had to restate our financial statements because of misconduct that resulted in not complying with a financial reporting requirement. For more information on financial and risk accountability, check our Delegation of Financial Authority Policy and Risk Policy.

We report concerns regarding accounting practices We follow all applicable securities laws and regulations, accounting standards and accounting controls and audit practices. Report any concerns you have about our accounting or auditing practices. You’re protected from any form of punishment when you report your concern honestly. The audit and finance committee will oversee the treatment of employee concerns in this area. Anyone from outside the company can also report a concern. If you receive a concern from someone from outside the company, report it promptly in writing to any of the officers.

How to Report a Concern about an Accounting Practice Report your concern directly to any of the officers OR Report your concern in confidence to the audit and finance committee chair. To do this, send a sealed letter by mail (or other delivery) addressed to: Cameco Corporation 2121 11th Street West Saskatoon, SK S7M 1J3 Canada “Private and Strictly Confidential, Attention: Chair of the Audit and Finance Committee” OR Report your concern anonymously through the Ethics Hotline online at www.clearviewconnects.com, or by phone toll free in Canada/US at 1-866-590-4135, Australia at 1-800-337-354, and by landline in Kazakhstan at 8-800-333-6613. Question: What happens after I report a concern through the Ethics Hotline? Answer: A note is sent to you to let you know your concern was received and will be reviewed by the conduct and ethics committee. Other individuals may also be assigned by this committee to assist. Anonymity will be maintained. Information will only be shared with those who need to know to complete the investigation. Following an established procedure, the committee decides what action is needed to correct any problems discovered through the review.

Our Conduct with Customers, Partners, Contractors, Suppliers and Competitors We act fairly, honestly and respectfully with everyone Cameco’s success depends on our relationships with customers, partners, contractors, suppliers and competitors. These relationships can be damaged if we don’t deal with people fairly, honestly and respectfully. Never take advantage of anyone through any kind of unfair practice. Examples of unfair practices include: manipulating or hiding information or twisting the facts. Check our Procurement of Goods and Services Policy for more information on how our procurement of goods and services is managed. Our Supplier Code of Conduct and Ethics sets out our standards for those who provide goods or services to Cameco, including their representatives and employees. We only give and accept modest gifts and invitations in the spirit of business courtesy and relationship management You may only give to, or accept gifts and invitations from, companies or people who deal with Cameco if the gifts are consistent with customary business practices and: • Do not influence or appear to influence how you carry out your duties. • Are not cash. • Are not too expensive. • Do not violate any applicable laws. • Do not create a conflict of interest. • Do not violate this code or our Global Anti-Corruption Program. Check with the corporate secretary or chief corporate officer if you’re unsure about whether you should give or receive a gift.

Question: A supplier I deal with invited me and my husband to a concert. Can I accept the invitation? Answer: You can accept the invitation if you are not frequently invited to events with this supplier, if the invitation would not be perceived to be extravagant, and the supplier attends with you. If you have any doubt about whether you should accept the invitation, speak to a member of the conduct and ethics committee (refer to page 32). Examples of acceptable gifts and invitations You can accept: • Gifts of pens, hats, shirts, mugs and similar items with a company’s logo. • Customary gifts of chocolate, cookies or similar items during a holiday season. • An expensive gift only when it would be very inappropriate to refuse. In this case, consult with a member of the conduct and ethics committee for guidance. Question: A contractor in another country that we are thinking of using has invited me to tour his facility at his company’s expense. Is this OK? Answer: This could be OK if it’s important to see how the company operates in order to make a decision about using the company, if the travel costs are reasonable, and if your supervisor gives you permission to go on the trip. Speak to a member of the conduct and ethics committee if you receive an invitation like this. • Reasonable invitations to business-related meetings or conferences. • Invitations to social, cultural or sporting events if the cost is reasonable, your host will be present and your attendance serves a customary business purpose.

Question: I’m hosting a social gathering Cameco for some foreign we are doing business with. can I spend and are there entertainment we can pro Answer: The amount you spend shouldn excessive or extravagant c the circumstances. Your rank seniority within Cameco and the people being entertained impact the type and nature entertainment you provide. Check our Global Anti-C Program or contact the cor legal department for details about any steps required bef arranging social gatherings and entertainment for foreig business people. Senior Vice-Pr Chief Corporate Officer,

We follow the competition laws of the countries where we operate We never enter into arrangements that unlawfully restrict our ability to compete with other businesses or restrict other businesses from competing freely with us. Avoid contact with competitors’ employees when it appears you may be collaborating with them on the prices we charge for products or on any other aspects of our relationships with suppliers or customers that would restrict competition. This is against our rules and could lead to illegal price-fixing agreements. Check our Competition Law Compliance Program for more information.

Our Administration of this Code We commit to annually reviewing this code Each of us reads the code and signs a declaration form when we begin our jobs or board appointments at Cameco. Any updates are communicated in the most recent version of the code, made available throughout the organization upon approval by the board. If you’re in job band 10 or above, or you work in supply chain management, human resources, internal audit, finance/treasury/tax, business technology services, marketing, corporate development, legal, or the executive offices, you must also sign a new declaration form annually. At any time during the year, if you move into any of these positions, you will complete a new declaration form. Report any actual, potential or perceived conflict you have on this form and sign it to show that you read the code, understand it and agree to follow it. If you work in Canada, also complete the personal information pledge and conflicts of interest between employed family members portions of the form. Promptly complete and submit a new declaration form to internal audit at any time an actual, potential or perceived conflict of interest arises that you haven’t already declared. We understand there are consequences for violating this code or management documents You could be reprimanded, demoted, suspended or even dismissed if you don’t follow the code and the policies, programs and procedures that support the code. The consequences depend on how severely the code is violated. Not following a management document referred to in this code will be treated as a violation of this code. The senior vice-president and chief corporate officer; vice-president, human resources; director, legal services, governance; and director, internal audit and corporate ethics make up Cameco’s conduct and ethics committee. They have the authority to investigate and decide if the code has been violated. They perform this responsibility under the direction of our board’s audit and finance committee. When a violation concerns a director, the investigation is conducted under the guidance of our board’s nominating, corporate governance and risk committee. We report violations of this code or management documents Report any concerns about the code or management documents not being followed to your supervisor, manager, local or corporate human resources department, the internal audit department, the corporate legal department or any of the officers. If you prefer, you can report your concerns anonymously through our Ethics Hotline, which is available 24/7 and operated by an external company. The Ethics Hotline can be reached online, in English, French, German or Russian, at www.clearviewconnects.com, or by phone toll free in Canada and the US at 1-866-590-4135, in Australia at 1-800-337-354, and by landline in Kazakhstan at 8-800-333-6613.

Promptly complete and submit a new declaration form to internal audit at any time a new actual, potential or perceived conflict of interest arises.

Refusing to cooperate in an investigation is a violation of this code. You are protected from any form of retaliation or punishment when you report a concern honestly and with the right intentions. Your supervisor, manager or anyone else would face serious consequences if they tried to punish you in any way for reporting a concern. If you believe you are being punished in some way for reporting a concern, tell your supervisor or manager, someone in the local or corporate human resources department, the internal audit department, the corporate legal department, the officers or the Ethics Hotline, whichever would be appropriate or most comfortable for you. The conduct and ethics committee keeps a log of reports and complaints The conduct and ethics committee keeps a log of all accounting matter concerns or Ethics Hotline reports received. Information recorded includes the nature of the concern, the date it was received and acknowledged, progress on the investigation, and the outcome. The log and copies of the concerns received are kept for at least seven years. Waivers of this code require approval before they can proceed Waivers for officers or board directors can only be made by the board of directors on the recommendation of either the audit and finance committee or the nominating, corporate governance and risk committee, whichever is applicable. Waivers will be promptly disclosed as required by applicable securities rules and regulations. Waivers for other employees can only be made by the conduct and ethics committee.

Our Referenced Management in this Code Documents • Anti-Fraud Program 15 • Competition Law Compliance Program 31 • Conflicts of Interest Between Employed Family Members Procedure (Canada) 8, 10 • Corporate Disclosure Policy 24, 25 • Delegation of Financial Authority Policy 25 • Disclosure Controls and Procedures 24 • Global Anti-Corruption Program 4, 28, 30 • Information Security Program 16 • Mineral Reserve and Resource Policy 24 • Nuclear Technology Export and Import Controls Compliance Program 7 • Our People Policy 18 • Political Donations Standard 22 • Privacy and Protection of Personal Information Program (Canada) 12 • Procurement of Goods and Services Policy 28 • Respectful Workplace Program 18 • Risk Policy 25 • Safety, Health, Environment and Quality Policy 16, 22 • Securities Trading and Reporting Standard 4 • Our Values 2, 20

Contact Information If you are seeking advice or you know of, or suspect, any violations of this code, you should first consider speaking to your supervisor or manager. If you are not comfortable doing this or you are not satisfied with the response you receive, then there are several other ways to report your concerns. Ways to seek advice or report concerns Typical ways Your supervisor or manager Check your local directory Your local human resources department Check your local directory Corporate human resources department Phone: 306-956-6370 Other ways Corporate internal audit department Phone: 306-956-6659 SHEQ audit group Phone: 306-956-6571 Corporate secretary, Sean Quinn Phone: 306-956-6220 Executive Officers: Tim Gitzel Phone: 306-956-6244 Brian Reilly Phone: 306-385-3707 Grant Isaac Phone: 306-956-8127 Sean Quinn Phone: 306-956-6220 Alice Wong Phone: 306-956-6337 Audit and Finance Committee Write to: Cameco Corporation 2121 11th Street West Saskatoon, SK S7M 1J3 Canada “Private and Strictly Confidential – Attention: Chair of the Audit and Finance Committee” Corporate Secretary Email: corporate_secretary@cameco.com Privacy Officer Email: privacy_officer@cameco.com The phone numbers indicated above are in Canada. If you are calling from outside of Canada or the US, you will need to include the applicable international country code number for Canada. The country code number to use depends on where you are calling from. Check your phone book or contact a phone operator to obtain this number. A way to report concerns anonymously Ethics Hotline Online: www.clearviewconnects.com Phone: 1 866 590 4135 (Canada and US) 1-800-337-354 (Australia) 8-800-333-6613 (Kazakhstan)

Last updated July, 2021